UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 14, 2012

The Providence Service Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34221	86-0845127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

64 East Broadway Blvd., Tucson, Arizona	85701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (520) 747-6600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 14, 2012, The Providence Service Corporation (the “Company”) Board of Directors (the “Board”) upon the recommendation of the Company’s Compensation Committee (the “Committee”) approved the amendments to The Providence Service Corporation 2006 Long-Term Incentive Plan (the “2006 Plan”) as described below, subject to stockholders’ approval of an increase in the number of shares available for grant under the 2006 Plan at the 2012 annual meeting of stockholders. The first of these amendments provides for the implementation of a fungible share limit to manage authorized shares in order to improve the flexibility of awards going forward. Under the 2006 Plan’s fungible share design;

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shares of the Company’s common stock subject to awards under the 2006 Plan that are not appreciation awards count against the 2006 Plan’s share reserve at a higher ratio as compared to appreciation awards based on the market price of the Company’s common stock and its stock price volatility;

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each share of the Company’s common stock underlying an appreciation award granted under the 2006 Plan that expires, terminates, is cancelled or is forfeited for any reason, is added back to the 2006 Plan’s aggregate maximum share limit and is available for grant under the 2006 Plan at the same ratio as it was granted; and

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each share of the Company’s common stock underlying an award that is not an appreciation award that expires, terminates, is cancelled or is forfeited for any reason, is added back to the 2006 Plan’s share reserve at the same ratio as it was granted.

The 2006 Plan’s fungible plan limit has the effect of reducing the number of awards under the 2006 Plan that are not appreciation awards because awards under the 2006 Plan that are not appreciation awards count against the 2006 Plan’s share reserve at a higher ratio as compared to appreciation awards .

In addition, the Board upon the recommendation of the Committee amended the 2006 Plan to provide that the following shares may not again be made available for issuance as awards under the 2006 Plan: (i) shares of the Company’s common stock not issued or delivered as a result of the net settlement of an outstanding stock appreciation right or option, (ii) shares of the Company’s common stock used to pay the exercise price or withholding taxes related to an appreciation award, or (iii) shares of the Company’s common stock repurchased by the Company with proceeds collected in connection with the exercise of outstanding options to be returned to the 2006 Plan’s share reserve. The Board upon the recommendation of the Committee amended the 2006 Plan further to provide that dividend equivalent rights will not be paid out on appreciation awards or unearned performance awards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROVIDENCE SERVICE CORPORATION

Date: February 21, 2012	By:	/s/ Michael N. Deitch
	Name:	Michael N. Deitch
	Title:	Chief Financial Officer

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